Exhibit 21.1

Subsidiaries of LINKBANCORP, Inc.

The following entities comprise the direct and indirect Subsidiaries of the Company:

Name Jurisdiction of Incorporation or Organization

LINKBANK Pennsylvania

410 William Street, LLC Virginia

Johnson Mortgage Company, LLC Virginia